MIKE
----
Thank you and welcome to NRC's 1st quarter 2003 review. My name is Mike Hays, CEO of National Research Corporation. Joining me on our call today is Pat Beans our CFO. We are excited to review with you our performance for the quarter.

Before we begin, I would ask Pat to review the forward-looking statement.  Pat.

PAT
---
Thank you, Mike. This conference call includes "forward-looking" statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company's future results, please see the company's filings with the Securities and Exchange Commission. With that I will turn it back to you Mike.

MIKE
----
Thank you Pat,
First quarter financial performance resulted in record revenue for the quarter, up 50% from the 1st quarter 2002. Our first quarter performance builds upon record revenue levels also achieved in the 2nd, 3rd and 4th quarters 2002, which has generated top line growth in our core business of 38% over the last four quarters. Along with the top line growth, the company generated EPS of $.13 this past quarter, in line with our guidance and double the EPS reported for first quarter 2002. The past four quarters has seen tripling of EPS driven in large part by growth in our core business.

A key driver to NRC's revenue growth is the increased demand for our performance measurement and improvement products which we believe will continue. I would at this time ask Pat to review in more detail this part quarter's financial performance. Pat.

PAT
---
Thank you Mike.

During the 1st quarter of 2003, NRC produced a very solid revenue and EPS. The revenue for the 1st quarter of 2003 increased 50% over the 1st quarter of 2002, with revenues growing from $4.0 million in 2002 to $6.1 million this year. This revenue growth is the outcome of an increase in demand for our products which resulted in the addition of new clients last year, each of which carried revenue into this year, 2003.

The EPS for the 1st quarter of 2003 was a great start for the year at $0.13 cents per share. The first quarter net income was $921,000 compared to $293,000 during the same period in 2002. This puts us on track towards meeting our goal of $0.66 cents per share for 2003.

Our direct expenses as a percentage of revenue were 46% for the quarter. As we had stated in our last conference call, direct expenses as a percent of revenue will increase in the 1st quarter of 2003 compared to the 4th quarter of 2002. This is normal and has been the trend for the last few years. It was also slightly higher due to one project and the startup of the Canada projects. The annualized percentage for the year 2003 should be similar to what we achieved in 2002.

The Selling, General and Administrative expenses, along with depreciation and amortization, improved again this year as a percentage of revenue compared to 2002. As a percent of revenue, we had projected the combined range for these expenses for 2003 would be between 28 and 29 percent. For the 1st quarter of 2003, SG&A was at 28.6% and as a percent of revenue, this was a great improvement compared to 2002.

We have been managing our costs along with higher revenue which have resulted in growth of net earnings. We expect the net earnings to continue to grow as we reaffirm our goal of earnings per share for 2st quarter of 2003, of $0.16 and our annual EPS for the year 2003 to $0.66 cents per share, a 22% increase year over year.

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

The company again continues to improve its strong financial position. The balance sheet is excellent and should improve even more during this quarter. Cash flow from operations for the 1st quarter 2003 was $2.6 million. Cash and short-term investments as of March 31, 2003, were over $12 million or $1.67 per share. The net cash and short-term investments improved by $1.1 million during 1st quarter of 2003. March was the highest billing month in the history of the company which is why the accounts receivable have increased slightly since our December report. The strong revenue and earnings growth has the momentum to continue improving our financial position.

I will now turn it back over to Mike for additional discussions.

MIKE
----
Thank you, Pat.

Before I open the call to questions, I would like to provide an update on a few topics.

First off is HEALTHSOUTH. HEALTHSOUTH, as many of you know, has been rocked by an accounting scandal. Last year HEALTHSOUTH represented 8% of NRC's revenue. Given our revenue growth, the percentage HEALTHSOUTH represents of 2003 revenue will be less, and by all indications, we will carry forward working with this client. However, the situation is clearly fluid. As of today, we continue to do work for HEALTHSOUTH and all receivables are current.

I am happy to report the federal government's program to establish a national standard for the measurement and public reporting of patient experience is on track with national implementation strategy and dates to be finalized this September as previously planned. While many of our competitors have publicly suggested that this program will result in a virtual monopoly for NRC/Picker, I caution any of us on assuming such an event will take place. We will need to work hard each and every day to capitalize on the opportunity, which is exactly what we have been doing. Our plans and products are well

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

in place and to date we've seen positive market reaction and clearly marked increases in proposal activity.

As you know, the exact growth NRC will realize from the national standard is impossible to forecast at this point in time. Consequently, we are unable today to add to our four-quarter rolling guidance in a way that would accurately incorporate the national standard. We do know that our core business growth should remain strong, producing growth in the 25% range. Once the exact date for implementation of the national standard is established, we will better understand the revenue flow and will be in a position to provide EPS guidance for 2004. Again, we would assume that information would be available in September.

In February, we completed a transaction to acquire a company in Canada and also added a new sales associate in Montreal, which we believe, will provide for a more rapid expansion across Canada than we had originally planned. Various provinces in Canada are establishing standardized measurement and public reporting of the patient experience and we expect many to select our Picker family of surveys as the exclusive standard as has already been done in Ontario.

On another topic, registration for the Picker Symposium is way ahead of last year's at this point in time, with the attendee levels for 2002 already achieved. Acceptance of our other education and improvement products and service are also finding marketplace acceptance which will position and further differentiate NRC/Picker from others.

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I would now like to open the call for Q &A.
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In summary, our past 4-quarters growth rate speaks to the acceptance of our unique product offerings, and we look forward to building upon that trend by capitalizing on the emerging events that are beginning to expand our category. I thank you for your time today and look forward to updating you again in a few months.


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